SCHEDULE A

TO THE

SUBADVISORY AGREEMENT

BETWEEN

RAFFERTY ASSET MANAGEMENT, LLC

AND

HOWARD CAPITAL MANAGEMENT, INC.

As compensation pursuant to Section 2 of the Subadvisory Agreement between Rafferty Asset Management, LLC (the “Adviser”) and Howard Capital Management, Inc. (the “Subadviser”), the Adviser shall pay the Subadviser a subadvisory fee, computed and paid monthly, at the following annual percentage rates based on the average daily net assets of the Fund:

Asset Level	Basis Points
$0-$250mm	80
$250mm-$500mm	85
$500mm +	90

Dated: June 1, 2023

A-1